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                     May 20, 2021

       Paul Edgecliffe-Johnson
       Chief Financial Officer
       INTERCONTINENTAL HOTELS GROUP PLC
       Broadwater Park
       Denham, Buckinghamshire UB9 5HR
       United Kingdom

                                                        Re: INTERCONTINENTAL
HOTELS GROUP PLC
                                                            Form 20-F for the
year ended December 31, 2020
                                                            Filed on March 4,
2021
                                                            File No. 001-10409

       Dear Mr. Edgecliffe-Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction